                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF VOTING COMMON STOCK
                                       OF
                         ABR INFORMATION SERVICES, INC.
                                       AT
                              $25.50 NET PER SHARE
                                       BY
                            SPRING ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              CERIDIAN CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 4, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                     May 7, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by Spring Acquisition Corp., a Florida corporation (the "Purchaser") and a wholly owned subsidiary of Ceridian Corporation, a Delaware corporation ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of voting common stock, par value $0.01 per share (the "Shares"), of ABR Information Services, Inc., a Florida corporation (the "Company"), at $25.50 per Share, net to the seller in cash, without any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 7, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith are copies of the following documents:

        1.  Offer to Purchase dated May 7, 1999.

        2. Letter of Transmittal, to be used by stockholders of the Company in accepting the Offer.

        3. Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares and all other required documents are not immediately available or cannot be delivered to The Bank of New York, (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed by the Expiration Date.

        4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        5. Guidelines of the Internal Revenue Service for certification of Taxpayer Identification Number on Substitute Form W-9.

        6.  Return envelope addressed to the Depositary.

        7. The letter to stockholders of the Company from the Chairman of the Board of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the shareholders of the Company.
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    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS
PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 4, 1999, UNLESS THE OFFER IS EXTENDED.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn by the Expiration Date a number of Shares of the Company which, together with any Shares owned by Parent, the Purchaser and/or other subsidiaries of Parent, represents more than 50% of the total number of Shares then outstanding on a fully diluted basis, and (ii) the expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 3 and 16.

    In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents should be sent to the Depositary, and either certificates representing tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at The Depository Trust Company (the "Book-Entry Transfer Facility"), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for reasonable expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of the Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

    The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON THE AGENT OF PARENT, THE PURCHASER, THE COMPANY, ANY AFFILIATE OF THE FOREGOING, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.